Exhibit 99.1

   U.S. Physical Therapy Promotes Glenn McDowell to Chief Operating
                                Officer

    HOUSTON--(BUSINESS WIRE)--Jan. 21, 2005--U.S. Physical Therapy, Inc. (Nasdaq:USPH) announced today that Glenn McDowell has been promoted to Chief Operating Officer. Mr. McDowell joined the Company in 2003 as Vice President of U.S. Physical Therapy's west region with direct operating responsibilities for more than 80 physical and occupational therapy clinics.
    Chris Reading, Chief Executive Officer, said, "We are pleased to announce that Glenn McDowell has been given expanded responsibilities as our new Chief Operating Officer. He brings extensive operations knowledge from his long physical therapy career both in private practice as well as in a corporate environment. Glenn understands and believes in our mission and he brings the tools and the energy necessary to help us achieve our collective goals."
    Mr. McDowell has more than 20 years of physical therapy and operations management experience. Before joining U.S. Physical Therapy he oversaw more than 165 outpatient rehabilitation and other facilities for a large national rehab company. Mr. McDowell holds a Bachelor of Science degree in Physical Therapy and a Masters degree in Orthopedic Manual Therapy. Originally from New York, he is married with one child.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 263 outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List.
    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee, 713-297-7000
             or
             Chris Reading, 713-297-7000
             or
             Investors Relations:
             DRG&E, Houston
             Jack Lascar, 713-529-6600